UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2018 (February 21, 2018)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14066	13-3849074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1440 E. Missouri Ave., Suite 160, Phoenix, AZ 85014

(Address of principal executive offices, including zip code)

(602) 264-1375

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01   OTHER EVENTS

On February 21, 2018, Southern Copper Corporation, or SCC, announced that it had won the public bidding process for the Michiquillay project in Cajamarca, Peru for a proposed price of $400 million.

SCC indicated that Michiquillay is indisputably a world-class mining project with estimated mineral resources of 1,150 million tons and a copper grade of 0.63%, which SCC expects will produce 225,000 tons of copper per year (along with such by-products as molybdenum, gold and silver) for an initial mine life of more than 25 years. SCC estimates that the capital investment hovers around $2.5 billion. SCC expects that Michiquillay will start production in 2025 to become one of the largest copper mines in Peru.

SCC stated that it will make every effort to make it a priority to work side by side with the communities and the Government of Peru to reach a satisfactory social agreement that will lay a shared and firm foundation for the project. SCC believes that the acquisition of this new mining asset further strengthens its position as a leading copper mining company, with the world’s largest copper ore reserves, and with one of the industry’s most attractive and sustainable portfolios of growing brownfield and greenfield projects. A copy of SCC’s press release containing the announcement is filed as Exhibit 99.1 to this report.

INDEX TO EXHIBITS

Exhibits

99.1	Press release of Southern Copper Corporation dated February 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

By:	/s/ Andres Carlos Ferrero
Name:	Andres Carlos Ferrero
Title:	General Counsel

Date:  February 21, 2018